Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE	July 24, 2014
1329 Millwood Road
McKinney, Texas 75069		Contact: Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS SECOND QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter and six months ended June 30, 2014.

Net sales for the second quarter ended June 30, 2014 were $307.1 million compared to $289.5 million during the second quarter of 2013. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 10.0% in the second quarter of 2014 versus the second quarter of 2013, accounting for most of the increase in net sales dollars. Aluminum building wire sales also contributed to the increased sales, constituting 8.9% of net sales dollars for the second quarter of 2014 versus 6.6% in the second quarter of 2013. The average selling price of wire per copper pound sold dropped 6.0% in the second quarter of 2014 versus the second quarter of 2013, somewhat offsetting the increase in sales dollars. Net income for the second quarter of 2014 was $10.2 million versus $15.5 million in the second quarter of 2013. Fully diluted net earnings per common share were $0.49 in the second quarter of 2014 versus $0.75 in the second quarter of 2013.

Net sales for the six months ended June 30, 2014 were $584.3 million compared to $554.8 million during the same period in 2013. Copper unit volume in the six months ended June 30, 2014 increased 9.6% versus the same period in 2013, offset by a 6.2% drop in average sales prices. Aluminum building wire sales contributed to the increased sales, constituting 8.4% of net sales dollars for the six months ended June 30, 2014 versus 6.1% in the six months ended June 30, 2013. Net income for the six months ended June 30, 2014 was $21.0 million versus $21.9 million in the same period in 2013. Fully diluted net earnings per common share were $1.01 for the six months ended June 30, 2014 versus $1.06 in the same period in 2013.

On a sequential quarter comparison, net sales for the second quarter of 2014 were $307.1 million versus $277.2 million during the first quarter of 2014. Copper wire unit volume increased 14.9% on a sequential quarter comparison, offset somewhat by a 4.6% decrease in average sales prices. Aluminum building wire sales also contributed to the increased sales, constituting 8.9% of net sales dollars for the second quarter of 2014 versus 7.9% in the first quarter of 2014. Net income for the second quarter of 2014 was $10.2 million versus $10.9 million in the first quarter of 2014. Fully diluted net income per common share was $0.49 in the second quarter of 2014 versus $0.52 in the first quarter of 2014.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “Continuing the positive trend we saw developing throughout last year, the second quarter was encouraging to us. Unit volumes were up in all building wire products. We believe our expansion of product offerings to our existing customer base over the last several years has been critical to maintaining and perhaps boosting our market share, as our capital expenditures help to drive increased sales. As we have repeatedly noted, one of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread decreased 9.9% in the second quarter of 2014 versus the second quarter of 2013, while our copper unit volume shipped in the second quarter of 2014 increased 10.0% versus the second quarter of 2013. The copper spread contracted as the average price of copper purchased fell 4.4% in the second quarter of 2014 versus the second quarter of 2013, but the average selling price of wire sold fell 6.0%, as a result of slightly unfavorable pricing discipline in the industry. That same trend was evident on a sequential quarterly comparison, as copper unit sales increased 14.9% with a 6.1% decrease in spreads. We believe that certain competitors cut prices in the second quarter of 2014 to try to “remain competitive” with our superior service levels. Along with the continued success of our aluminum building wire launch, the increase in copper unit volumes drove earnings per share in the second quarter. The aluminum building wire products grew to 8.9% of net sales in the quarter, driven by a unit sales increase of 28.9% on a sequential quarter basis. We continue to strive to lead or follow industry price increases to achieve profit growth. We produced these results due to our low cost business model and aggressive cost control in all facets of our operations. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $19.1 million in cash as of June 30, 2014. We also declared another cash dividend during the quarter. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe that this strategy will serve us well going forward. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation manufactures a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2013 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2014	2013	2014	2013
Net Income	$10,154	$15,502	$21,007	$21,897
Income Tax Expense	5,126	8,454	11,012	11,230
Interest Expense	82	60	146	123
Depreciation and Amortization	3,918	3,700	7,813	7,052

EBITDA	$19,280	$27,716	$39,978	$40,302

Encore Wire Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash	$19,094	$36,778
Receivables, net	238,622	215,739
Inventories	80,182	70,780
Prepaid Expenses and Other	2,371	6,769

Total Current Assets	340,269	330,066
Property, Plant and Equipment, net	200,654	194,254
Other Assets	1,741	1,506

Total Assets	$542,664	$525,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$20,468	$23,465
Accrued Liabilities and Other	24,378	24,453

Total Current Liabilities	44,846	47,918
Long Term Liabilities
Non-Current Deferred Income Taxes	20,290	21,327

Total Long Term Liabilities	20,290	21,327

Total Liabilities	65,136	69,245
Stockholders’ Equity
Common Stock	267	266
Additional Paid in Capital	50,226	49,459
Treasury Stock	(88,134)	(88,134)
Retained Earnings	515,169	494,990

Total Stockholders’ Equity	477,528	456,581

Total Liabilities and Stockholders’ Equity	$542,664	$525,826

Encore Wire Corporation

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Net Sales	$307,088	100.0%	$289,460	100.0%	$584,286	100.0%	$554,811	100.0%
Cost of Sales	273,576	89.1%	249,309	86.1%	518,598	88.8%	490,359	88.4%

Gross Profit	33,512	10.9%	40,151	13.9%	65,688	11.2%	64,452	11.6%
Selling, General and Administrative Expenses	18,235	5.9%	16,213	5.6%	33,688	5.8%	31,360	5.7%

Operating Income	15,277	5.0%	23,938	8.3%	32,000	5.5%	33,092	6.0%
Net Interest & Other Expense	(3)	0.0%	(18)	0.0%	(19)	0.0%	(35)	0.0%

Income before Income Taxes	15,280	5.0%	23,956	8.3%	32,019	5.5%	33,127	6.0%
Income Taxes	5,126	1.7%	8,454	2.9%	11,012	1.9%	11,230	2.0%

Net Income	$10,154	3.3%	$15,502	5.4%	$21,007	3.6%	$21,897	3.9%

Basic Earnings Per Share	$0.49		$0.75		$1.01		$1.06

Diluted Earnings Per Share	$0.49		$0.75		$1.01		$1.06

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,715		20,669		20,709		20,667

-Diluted	20,835		20,738		20,837		20,736

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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